Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-119259

CAMPBELL STRATEGIC ALLOCATION FUND, L.P.

SUPPLEMENT DATED DECEMBER 11, 2007 TO THE
PROSPECTUS AND DISCLOSURE DOCUMENT DATED SEPTEMBER 14, 2007

This Supplement relates to a reduction to the minimum initial investment in the Campbell Strategic Allocation Fund, L.P. (the “Fund”), as well as the minimum additional investment, set forth in the Fund’s Prospectus and Disclosure Document dated September 14, 2007 (as supplemented from time-to-time the “Prospectus”).  This Supplement supersedes the Fund’s Supplement dated September 19, 2007 in its entirety.  All capitalized terms used in this Supplement have the same meanings as in the Prospectus.

The minimum initial investment in the Fund is $5,000 for IRAs and other tax-exempt accounts, and $10,000 for all other investors.

The minimum additional investment in the Fund is $2,000 for IRAs and other tax-exempt accounts, and $5,000 for all other investors.

Prospective investors in the Fund should review carefully the contents of both this Supplement and the Prospectus.

The suitability requirements set forth on pages 2 and 50 of the attached Prospectus and in Exhibit C to the Prospectus are regulatory minimums established by the States.  These suitability requirements have recently been increased to the following: (i) a minimum net worth of $250,000 (exclusive of home, furnishings and automobiles) or (ii) a minimum annual gross income of at least $70,000 and a minimum net worth (as calculated above) of at least $70,000.  However, because you may not invest more than 10% of your net worth (exclusive of home, furnishings and automobiles) in the Fund, and because the minimum initial investment in the Fund is $10,000, you must have a net worth of at least $100,000 (as calculated above) to invest in the Fund.

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All information in the Prospectus is restated pursuant to this Supplement, except as updated hereby.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
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THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.
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CAMPBELL & COMPANY, INC.
General Partner